EXHIBIT 5.1

RANDALL W. HEINRICH, P.C.
8 Greenway Plaza, Suite 818
Houston, Texas 77046

Telephone: 713/951-9100	Fax: 713/961-3082

July 16, 2004

United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

RE:	Registration Statement on Form SB-2
Under the Securities Act of 1933
Commission file no. 333-115221
(the “Registration Statement”), of Viseon
Inc., a Nevada corporation (the “Company”)

Ladies and Gentlemen:

     I have acted as counsel for the Company in connection with the registration (pursuant to the Registration Statement) of the following shares (collectively, the “Shares”) of the Company’s common stock, par value $.01 per share, (capitalized, undefined terms used herein shall have the respective meanings assigned to such terms in the Registration Statement):

*	8,943,089 shares of the Company’s common stock now outstanding (collectively, the “Outstanding Shares”);

*	up to 8,450,000 shares of the Company’s common stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock (collectively, the “Conversion Shares”);

*	up to 8,450,000 shares of the Company’s common stock issuable upon exercise of the Company’s Series A-1 Warrants or the Company’s Series A-2 Warrants, up to 1,267,500 shares issuable upon the exercise of the Company’s Series A-1-Agent Warrants, and up to 8,982,200 shares issuable upon the exercise of certain other warrant instruments that have been identified to me as the instruments covering certain of the shares being registered (all warrant shares referred to in this paragraph being referred to hereinafter collectively as the “Warrant Shares”); and

*	up to 1,500,000 shares of the Company’s common stock that may be issued as dividends on the Company’s Series A Convertible Preferred Stock (collectively, the “Dividend Shares”).

     In rendering the opinions expressed herein, I have examined originals, copies or the form, certified or otherwise identified to my satisfaction, of the following documents:

a.	Articles of Incorporation of the Company, as amended and restated to date;

b.	Bylaws of the Company, as amended and restated to date;

c.	The Certificate of Designation Establishing the Company’s Series A Preferred Stock, as amended and restated to date (the “Certificate of Designation”);

d.	A form of the Company’s Series A-1 Warrants, a form of the Company’s Series A-2 Warrants, a form of the Company’s Series A-1-Agent Warrants, and each of the other warrant instruments covering the Warrant Shares;

e.	Resolutions adopted by the Company’s Board of Directors (the “Stock Dividend Resolutions”) creating a committee of such Board for purposes of determining whether or not to pay stock dividends on the Company’s Series A Convertible Preferred Stock in lieu of cash dividends, with such resolutions providing that such stock dividends may be paid only when the conditions required by Nevada law as a precondition for the payment of dividends then exist;

f.	The records of corporate proceedings relating to the authorization of the sale of the Shares or the instruments pursuant to which the Shares may be acquired in the future; and

g.	Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinions.

     In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals or forms, the conformity to the original instruments of all documents, certificates and records submitted to me as copies or forms, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to the opinions expressed herein, I have relied on the accuracy and truthfulness of a letter from an officer of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

     Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that:

1.	Each of the Shares was duly authorized.

2.	Each of the Outstanding Shares is validly issued, fully paid and non-assessable.

3.	Each of the Conversion Shares will, upon conversion of the related share of the Company’s Series A Convertible Preferred Stock in accordance with the terms, provisions and conditions of the Certificate of Designation and upon the receipt by the Company of the one or more stock certificates representing the shares being cancelled, be validly issued, fully paid and non-assessable.

4.	Each of the Warrant Shares will, upon exercise by the holder of the related warrant instrument in accordance with the terms, provisions and conditions of such instrument and upon the receipt by the Company of legally sufficient consideration therefor, be validly issued, fully paid and non-assessable.

5.	Each of the Dividend Shares will, upon payment in accordance with the terms, provisions and conditions of the Stock Dividend Resolutions, be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours, RANDALL W. HEINRICH, P.C.
By:	/s/ Randall W. Heinrich
Randall W. Heinrich, President